Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports First Quarter 2016 Financial and Operating Results

— Encouraging interim data for lead clinical program, AVXS-101, for Spinal Muscular Atrophy Type 1 —

— Conference call May 12 at 4:30 p.m. EDT —

Chicago, Ill. (May 12, 2016) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today reported financial results for the first quarter ended March 31, 2016, and provided an update on recent corporate highlights and upcoming milestones.

“The first quarter and recent weeks have been a period of important progress for AveXis, as we reported encouraging interim data for our lead program for AVXS-101 in spinal muscular atrophy (SMA) Type 1,” said Sean Nolan, President and Chief Executive Officer of AveXis. “Our team is focused on executing our plan to bring AVXS-101 to patients suffering from SMA.”

Recent Highlights

•                  Interim Phase 1 Data: On May 6, 2016, AveXis reported interim data through the April 1, 2016 time period from the ongoing Phase 1 trial of AVXS-101 in SMA Type 1. The data show that AVXS-101 continued to demonstrate a favorable safety profile in patients studied as of April 1, 2016, with no new treatment-related safety or tolerability concerns identified; all patients in both Cohort 1 (low dose) and Cohort 2 (proposed therapeutic dose) remained without an “event,” defined as death or until a patient requires at least 16 hours per day of ventilation support for breathing for 14 consecutive days in the absence of an acute reversible illness, or perioperatively; and the mean motor function score continued to increase, with two patients having achieved motor function in a range considered to be normal.

•                  AVXS-101 appears to have a favorable safety profile and to be generally well tolerated in patients studied as of April 1, 2016. There had been a total of 74 adverse events (AEs) reported, 22 of which were determined to be serious adverse events (SAEs). Two of the 22 were deemed treatment-related and, as previously reported, consisted of clinically asymptomatic liver enzyme elevations. Of the 52 non-serious AEs, 3 were treatment-related elevations in liver enzymes experienced by two patients. All elevated liver enzyme AEs and SAEs were resolved with prednisolone treatment. Other non-treatment-related AEs were expected and were associated with SMA.

•                  Mean increases in motor function of 8.7 points and 19.2 points in CHOP-INTEND scores were observed in Cohort 1 and Cohort 2, respectively. Nine out of 12 patients (75 percent) and 7 out of 12 patients (58 percent) in Cohort 2 had achieved CHOP-INTEND scores of at least 40 points or 50 points, respectively. Two patients achieved the maximum score of 64. A score of 60 is considered normal. The Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP-INTEND) is a test developed to measure motor skills of patients with SMA Type 1.

•                  New data appear to indicate that AVXS-101 may have a positive impact on both the nutritional and pulmonary support of patients in the trial.

•                  The natural history of SMA Type 1 indicates that bulbar weakness leads to impaired swallowing, malnutrition and growth failure. The median age to nutritional support is 8 months of age (IQR 6-13 months)(1). AVXS reported that 7 of 7 (100%) of AVXS-101 patients that did not require feeding support before treatment continued without feeding support as of April 1, 2016. Five patients had gastric feeding tube placement prior to gene therapy. One patient in Cohort 2 who had gastric feeding tube placement prior to gene transfer was also feeding orally.

•                  The natural history of SMA Type 1 indicates that bulbar muscle weakness, skeletal muscle weakness in the neck and intercostal muscle weakness lead to respiratory impairment, poor clearance of airway secretions, risk of aspiration and recurrent infections leading to death or permanent ventilation. The median age to permanent ventilation or death is 10.5 months (IQR 8.1-13.6 months), and by 13.6 months only 25 percent of SMA Type 1 patients are alive and free of permanent ventilation(1). In the ongoing trial, 8 of 10 (80%) of AVXS-101 patients that did not use biphasic/bi-level ventilation (BiPAP) support before gene transfer continued without any ventilation support as of April 1, 2016 (the 2 exceptions being after severe illness/hospitalizations to assist recovery).

Upcoming Clinical Development Milestones and Presentations

•                  Additional pulmonary support data presented by Dr. Richard Shell, member of the Section of Pulmonary Medicine at Nationwide Children’s Hospital and an Associate Professor of Clinical Pediatrics at The Ohio State University College of Medicine, at the International

Conference of the American Thoracic Society (ATS) in San Francisco.  The oral presentation entitled, “Gene Therapy for Spinal Muscular Atrophy (SMA) Type 1 Improves Survival and Pulmonary Outcomes in a Phase I Safety Study (Abstract #480)” is scheduled for Sunday, May 15 at 10:45 a.m. in the session, “Genetics and Genomics of Childhood Lung Disease,” Room: 3006/3008 (West Building, Level 3), Moscone Center.

•                  Provide quarterly updates on the ongoing Phase 1 trial of AVXS-101 in SMA Type 1.

•                  Initiate a Phase 1 safety and dosing study of AVXS-101 via intrathecal (IT) delivery in patients with SMA Type 2 in the second half of 2016.

•                  Report 13.6 months of data for all patients in the ongoing SMA Type 1 Phase 1 trial in the first quarter of 2017.

•                  Initiate pivotal trials of AVXS-101 in patients with SMA Type 1 in the United States and Europe in the first half of 2017.

First Quarter 2016 Financial Results

•                  Cash Position:  In February 2016, AveXis completed its initial public offering of 5,277,941 shares of common stock at an initial public offering price of $20.00 per share, including a partial exercise of the over-allotment option by the underwriters of 527,941 shares, before underwriting discounts. The total net proceeds from the initial public offering were $98.2 million, after deducting underwriting discounts and estimated offering expenses. As of March 31, 2016, AveXis had $148.2 million in cash, cash equivalents and marketable securities, which included the net proceeds from its initial public offering of common stock.

•                  R&D Expenses: Research and development expenses were $16.1 million for the first quarter of 2016 (which included $11.5 million of stock-based compensation), compared to $4.8 million for the same period in 2015, an increase of $11.3 million. The increase in research and development expenses was primarily attributable to an increase in expenses necessary to support the advancement of the company’s clinical and pre-clinical programs, primarily the Phase 1 trial of AVXS-101 in SMA Type 1, the initiation of construction of the company’s manufacturing facility, and an increase in employee compensation and benefit expense.

•                  G&A Expenses: General and administrative expenses were $4.8 million for the first quarter of 2016 (including $2.1 million of stock-based compensation), compared to $0.6 million for the same period in 2015, an increase of $4.2 million. The increase in general and administrative expenses was primarily attributable to an increase in employee compensation and benefit expense to support the company’s overall growth and expenses related to preparing for the initial public offering.

•                  Net Loss: Net loss was $20.8 million for the first quarter of 2016, compared to a net loss of $5.5 million for the first quarter of 2015. Net loss was $1.24 and $0.79 per common share for the three months ended March 31, 2016 and March 31, 2015, respectively.

Conference Call at 4:30 p.m. EDT

AveXis will host a conference call and webcast at 4:30 p.m. EDT today, May 12, 2016, to discuss first quarter 2016 financial results and business updates.

Analysts and investors can participate in the conference call by dialing (877) 508-0547 for domestic callers and (281) 973-6085 for international callers, using the conference ID 95583934. The webcast can be accessed live on the Events and Presentations page in the Investors and Media section of the AveXis website, www.AveXis.com.  The webcast will be archived on the company’s website until its next earnings call, and will be available for telephonic replay for 14 days following the call by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), conference ID 95583934.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

1. Finkel, R. et al. Observational study of spinal muscular atrophy type I and implications for clinical trials. Neurology 83, 810–817 (2014).

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the expected timing for initiating and reporting results from ongoing and planned clinical trials. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the ability to obtain and maintain regulatory approval of AveXis’ product candidates; the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; AveXis’ ability to obtain and maintain intellectual property protection for our product candidates; AveXis’ ability to establish and maintain development partnerships; AveXis’ expectations regarding federal, state and foreign regulatory requirements; regulatory developments in the United States and foreign countries, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016, and other reports AveXis files with the SEC. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current

Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Selected Financial Information

AveXis, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unadited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenue	$—	$—
Operating expenses:
Research and development	16,065,089	4,812,025
General and administrative	4,823,913	642,634
Total operating expenses	20,889,002	5,454,659
Loss from operations	(20,889,002)	(5,454,659)
Interest expense (income)	(52,895)	(1,455)

Loss from continuing operations	(20,836,107)	(5,453,204)
Income tax expense (benefit)	—	—
Net loss and comprehensive loss	$(20,836,107)	$(5,453,204)

Basic and diluted net loss per common share	$(1.24)	$(0.79)

Weighted-average basic and diluted common shares outstanding	16,774,718	6,895,185

Condensed Consolidated Balance Sheets:

	Three Months Ended
	March 31, 2016	March 31, 2015
Balance Sheet Data:
Cash and cash equivalents	$148,237,433	$7,296,434
Total assets	156,043,510	7,394,762
Total Liabilities	9,739,643	5,145,541
Total stockholders’ deficit	$(79,386,627)	$(25,529,823)

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